Form 3 Joint Filer Information


Name:	Gordon Stofer

Address:	c/o Cherry Tree Investments, Inc.
		301 Carlson Parkway, Suite 103
		Minnetonka, MN 55305

Designated Filer:	SchoolPower Limited Partnership

Issuer & Ticker Symbol:	Peoples Educational Holdings, Inc. (PEDH)

Date of Event Requiring Statement:	August 26, 2004


Signature:	/s/ Gordon Stofer

Date:	August 26, 2004